As filed with the Securities and Exchange Commission on February 19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	98-0681223
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Lindenstrasse 8

6340 Baar

Zug, Switzerland

(Address, including Zip Code, of Principal Executive Offices)

Allied World Assurance Company Holdings, AG

2012 Omnibus Incentive Compensation Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 894-8940

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Wesley D. Dupont, Esq.

Allied World Assurance Company Holdings, AG

Lindenstrasse 8

6340 Baar

Zug, Switzerland

+41-41-768-1080

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, par value CHF 12.64 per share	1,500,000	$87.09	$130,635,000	$17,819

(1)	This Registration Statement covers 1,500,000 common shares (the “Shares”) of Allied World Assurance Company Holdings, AG (the “Company”) authorized to be offered and sold pursuant to the Company’s 2012 Omnibus Incentive Compensation Plan, as may be amended from time to time (the “Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminable number of additional Shares as may hereafter be offered or issued, pursuant to the Plan, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.
(2)	Estimated solely for calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act . The price per Share is estimated based on the average of the high and low trading prices per Share on February 13, 2013, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference into the Registration Statement (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on February 29, 2012;

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, June 30 and March 31, 2012 filed with the Commission on November 9, August 3 and May 9, 2012, respectively;

(c)	Our Current Reports on Form 8-K filed with the Commission on February 28, March 7, April 5, April 11, May 9, June 1, June 13, August 3, September 5, September 24 and December 21, 2012; and

(d)	The description of our common shares, which is contained in our Registration Statement on Form 8-A/A, filed with the Commission on December 1, 2010, including any amendment or report filed for the purpose of updating such description (the par value of our common shares is now CHF 12.64).

In addition, all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Although this area of law is unsettled in Switzerland, we believe, based on the interpretation of certain leading Swiss legal scholars (the opinions of which are persuasive authority in Switzerland), that under Swiss law, we may indemnify our directors and officers unless the indemnification results from a breach of their duties, which breach constitutes gross negligence or intentional breach of duty. Our articles of association authorize us to indemnify our directors and officers and to advance expenses (except in cases where we are proceeding against an officer or director) to defend claims against directors and officers to the fullest extent allowed by law. Under our articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits us, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. We may obtain such insurance from one or more third-party insurers or captive insurance companies.

We also enter into indemnification agreements with each of our directors and executive officers (each, an “indemnitee”) that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that we will indemnify each indemnitee against claims arising out of such indemnitee’s service to us to the fullest extent permitted by law; provided that such indemnitee acted in good faith and reasonably believed that he or she was acting in our best interests and, in addition, with respect to any criminal proceeding, that he or she had no reasonable cause to believe that his or her conduct was unlawful. An indemnitee will not be entitled to indemnification in respect of any claim as to which the indemnitee is adjudged in a final and non-appealable judgment to have committed an intentional or grossly negligent breach of his or her duties. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Our board of directors (by a majority vote of the directors disinterested in the claim under which the indemnitee is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance, and the indemnitee seeking indemnification may challenge such determination.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1(1)	Allied World Assurance Company Holdings, AG 2012 Omnibus Incentive Compensation Plan.

5.1	Opinion of Baker & McKenzie Zurich.

23.1	Consent of Baker & McKenzie Zurich (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche Ltd., an independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page hereto).

(1)	Incorporated herein by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed with the Commission May 9, 2012.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zug, Switzerland, on the 19th day of February, 2013.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

By:	/s/ Scott A. Carmilani
Name:	Scott A. Carmilani
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Scott A. Carmilani and Wesley D. Dupont, and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to this Registration Statement on Form S-8, and to any registration statement filed under Commission Rule 462(b), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission and any applicable securities exchange or securities self regulatory body, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott A. Carmilani	President, Chief Executive Officer and Chairman of the Board	February 19, 2013
Name: Scott A. Carmilani	(Principal Executive Officer)

/s/ Thomas A. Bradley	Executive Vice President & Chief Financial Officer	February 19, 2013
Name: Thomas A. Bradley	(Principal Financial and Accounting Officer)

/s/ Barbara T. Alexander	Director	February 19, 2013
Name: Barbara T. Alexander

/s/ James F. Duffy	Director	February 19, 2013
Name: James F. Duffy

/s/ Bart Friedman	Director	February 19, 2013
Name: Bart Friedman

/s/ Scott Hunter	Director	February 19, 2013
Name: Scott Hunter

/s/ Patrick de Saint-Aignan	Director	February 19, 2013
Name: Patrick de Saint-Aignan

/s/ Samuel J. Weinhoff	Director	February 19, 2013
Name: Samuel J. Weinhoff

/s/ Donald J. Puglisi	Authorized Representative in the United States	February 19, 2013
Puglisi & Associates

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1(1)	Allied World Assurance Company Holdings, AG 2012 Omnibus Incentive Compensation Plan.

5.1	Opinion of Baker & McKenzie Zurich.

23.1	Consent of Baker & McKenzie Zurich (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche Ltd., an independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page hereto).

(1)	Incorporated herein by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed with the Commission May 9, 2012.